Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Dana Yacyk Corporate Communications mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS Third QUARTER 2024 FINANCIAL RESULTS;

UPDATES 2024 OUTLOOK

●   Total Sales Down 1.4% Year-over-Year and Comparable Sales Up 2.4%

●   Gross Margin Expansion of 230 Basis Points Year-over-Year

●   Loss of $0.34 per Share and Non-GAAP Earnings of $0.33 per Share

●   Inventory Decreased 6.3% Year-over-Year

●   Updating Full-Year Sales and Non-GAAP EPS Outlook

NEW YORK, NY, December 4, 2024 – Foot Locker, Inc. (NYSE: FL) today reported financial results for its third quarter ended November 2, 2024.

Mary Dillon, President and Chief Executive Officer, said, “Our team’s continued focus on execution drove positive comparable sales trends and meaningful gross margin expansion in the quarter.  However, our third quarter top- and bottom-line performance fell short of our expectations. Consumer spending trends softened following the peak Back-to-School period in August, and the promotional environment was more elevated than anticipated.  At the same time, we continued to demonstrate progress with our Lace Up Plan, including further cementing our leadership position at the heart of basketball and sneaker culture. In the quarter, we continued the rollout of our Foot Locker ‘Home Court’ experience in collaboration with Nike and Jordan Brand, and we also announced a multi-year partnership with the legendary Chicago Bulls franchise.”

Ms. Dillon continued, “While our trends in early November landed below our expectations as consumers held back their spending ahead of the holiday season, we saw a meaningful and positive acceleration over the key Thanksgiving week period, especially in stores. Despite that strong performance, we are taking a more cautious view and are lowering our full-year sales and earnings outlook due to a more promotional environment and softer consumer demand outside of key selling periods. We remain focused on unlocking opportunities through our new Reimagined stores and refresh program, revamped digital experience, including the recent launch of our new mobile app, and stronger customer engagement through our enhanced FLX Rewards Program. We are confident that our strategies will drive sustainable shareholder value creation as we progress towards our 8.5-9% EBIT margin target by 2028.”

Third Quarter Results

●	Total sales were down 1.4%, to $1,958 million, as compared with sales of $1,986 million in the third quarter of 2023. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter decreased by 2.2%.

●	Comparable sales increased by 2.4%, including global Foot Locker and Kids Foot Locker comparable sales growth of 2.8%. Notably, the Champs Sports and WSS banners saw positive comparable sales growth of 2.8% and 1.8%, respectively.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin increased by 230 basis points as compared with the prior-year period, which was led by reduced markdown levels. Gross margin trends accelerated from the second quarter of 2024, but performance was below expectations given an elevated promotional environment.

●	SG&A as a percentage of sales increased by 210 basis points as compared with the prior-year period, driven by technology and brand-building investments, partially offset by savings from the cost optimization program and ongoing expense discipline.

●	Third quarter net loss was $33 million, as compared with net income of $28 million in the corresponding prior-year period. On a Non-GAAP basis, net income was $31 million for the third quarter, as compared with net income of $28 million in the corresponding prior-year period.

●	Third quarter loss per share was $0.34, as compared with earnings of $0.30 per share in the third quarter of 2023. Non-GAAP earnings were $0.33 per share in the third quarter, as compared with Non-GAAP earnings per share of $0.30 in the corresponding prior-year period.

●	Non-GAAP results exclude, among other items, non-cash impairment charges of $25 million related to the atmos tradename following a strategic review of the atmos business and a charge of $35 million related to impairment to the carrying value of a minority investment, which is regularly assessed whenever events or circumstances indicate that the carrying value may not be recoverable.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $211 million, while total debt was $445 million.

As of November 2, 2024, the Company’s merchandise inventories were $1.7 billion, 6.3% lower than at the end of the third quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories decreased by 6.9% as compared with the third quarter of last year.

Store Base Update

During the third quarter, the Company opened 10 new stores and closed 24 stores. Also during the quarter, the Company remodeled or relocated 20 stores and refreshed 167 stores to our updated design standards, which incorporate key elements of our current brand design specifications.

As of November 2, 2024, the Company operated 2,450 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 214 licensed stores were operating in the Middle East and Asia.

Lowering 2024 Sales and Non-GAAP EPS Outlook

The Company’s full year 2024 outlook, representing the 52 weeks ending February 1, 2025, is summarized in the table below.

Metric	Prior Full Year Guidance	Updated Full Year Guidance	Fourth Quarter Guidance	Commentary
Sales Change	-1.0% to +1.0%	-1.5% to -1.0%	-3.5% to -1.5%	~$100 million headwind from 53rd week in 2023
Comparable Sales Change	+1.0% to +3.0%	+1.0% to +1.5%	+1.5% to +3.5%
Store Count Change	Down ~4%	Down ~4%
Square Footage Change	Down ~2%	Down ~2%
Licensing Revenue	~$17 million	~$16 million	~$4 million
Gross Margin	29.5% to 29.7%	28.7% to 28.8%	29.0% to 29.2%	Promotional pressure
SG&A Rate	24.1% to 24.3%	24.0% to 24.1%	22.3% to 22.5%	Investment spending
D&A	$210 to $215 million	~$203 million	~$50 million
EBIT Margin	2.8% to 3.2%	2.3% to 2.5%	4.5% to 5.0%
Net Interest	~$10 million	~$8 million	~$2 million
Non-GAAP Tax Rate	33.0% to 34.0%	~34.0%	33.0% to 34.0%
Non-GAAP EPS	$1.50 to $1.70	$1.20 to $1.30	$0.70 to $0.80	Includes $0.09 drag from non-recurring FLX charge in 2Q
Capital Expenditures	$275 million	$270 million
Adj. Capital Expenditures*	$330 million	$320 million		Includes ~$50 million in technology investment reflected in operating cash flows

* Adjusted Capital Expenditures includes Software-as-a-Service contracts that are amortized through operating expenses over their contract terms.

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking EBIT, non-GAAP tax rate, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. ET today, December 4, 2024, to review its third quarter 2024 results and provide an update on the business. An investor presentation will be available on the Investor Relations section of the Company’s corporate website before the start of the conference call. The call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call will be accessible approximately one hour following the end of the call through December 18, 2024, by calling 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 6919734. A webcast replay will also be available at footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024, filed on March 28, 2024, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 2, 2024 and October 28, 2023

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2024	2023	2024	2023
Sales	$1,958	$1,986	$5,728	$5,774
Licensing revenue	3	3	12	10
Total revenue	1,961	1,989	5,740	5,784

Cost of sales	1,378	1,443	4,086	4,149
Selling, general and administrative expenses	482	446	1,419	1,319
Depreciation and amortization	51	47	153	148
Impairment and other	38	6	61	59
Income from operations	12	47	21	109

Interest expense, net	(2)	(2)	(6)	(7)
Other (expense) income, net	(35)	2	(41)	(1)
(Loss) income before income taxes	(25)	47	(26)	101
Income tax expense	8	19	11	42
Net (loss) income	$(33)	$28	$(37)	$59

Diluted (loss) earnings per share	$(0.34)	$0.30	$(0.38)	$0.63
Weighted-average diluted shares outstanding	95.0	94.7	94.9	94.9

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in allowing a more direct comparison of our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Non-GAAP Reconciliation

(unaudited)

Periods ended November 2, 2024 and October 28, 2023

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Year-to-Date
	2024	2023	2024	2023
Pre-tax (loss) income:
(Loss) income before income taxes	$(25)	$47	$(26)	$101
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	38	6	61	59
Other income / expense (2)	35	(5)	37	(6)
Adjusted income before income taxes (non-GAAP)	$48	$48	$72	$154

After-tax (loss) income:
Net (loss) income	$(33)	$28	$(37)	$59
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $9, $2, $13, and $11 million, respectively (1)	29	4	48	48
Other income / expense, net of income tax expense of $-, $1, $-, and $1 million, respectively (2)	35	(4)	37	(5)
Tax reserves benefit (3)	—	—	—	(4)
Adjusted net income (non-GAAP)	$31	$28	$48	$98

	Third Quarter		Year-to-Date
	2024	2023	2024	2023
Earnings per share:
Diluted (loss) earnings per share	$(0.34)	$0.30	$(0.38)	$0.63
Diluted per share amounts excluded from GAAP:
Impairment and other (1)	0.31	0.04	0.51	0.51
Other income / expense (2)	0.36	(0.04)	0.38	(0.06)
Tax reserves benefit (3)	—	—	—	(0.04)
Adjusted diluted earnings per share (non-GAAP)	$0.33	$0.30	$0.51	$1.04

Notes on Non-GAAP Adjustments:

(1)

Included in the third quarter of 2024 impairment and other were (i) $25 million of impairment related to the atmos tradename following a strategic review of the atmos business, (ii) $7 million of reorganization costs primarily related to the announced closure and relocation of the Company's global headquarters and (iii) $6 million of impairment of long-lived assets and right-of-use assets accelerated tenancy charges related to the shutdown of our business operating in South Korea, Denmark, Norway, and Sweden. The Company will close all stores operating in those regions as it focuses on improving the overall results of its international operations. For the year-to-date period of 2024, the Company recorded an additional $16 million of impairment of long-lived assets and right-of-use assets related to its decision to exit the underperforming operations and the closure and sublease of an unprofitable store in Europe, as well as a $7 million loss accrual for legal claims.

For the third quarter of 2023, impairment and other included $7 million of reorganization costs, primarily related to severance and transformation consulting expense of $1 million. Additionally in the third quarter of 2023, the Company recorded a $3 million net benefit from the settlement of lease obligations associated with Sidestep stores, partially offset by impairment on atmos U.S. assets of $1 million. For the year-to-date period of 2023, impairment and other included transformation consulting expense of $27 million, impairment charges of $19 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, and $12 million of reorganization costs, related to severance and the closure of the Sidestep banner, certain Foot Locker Asia stores, and a North American distribution center.

(2)

Included in the third quarter of 2024 other income / expense was a $35 million impairment charge related to a minority investment. The Company evaluates the minority investment for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable and that impairment is other than temporary. If an indication of impairment occurs, the Company evaluates recoverability of the carrying value based on the fair value of the minority investment. If an impairment is indicated, the Company adjusts the carrying values of the investment downward, if necessary, to their estimated fair values. For the year-to-date period of 2024, the adjustments to other income / expense included $2 million of the Company's share of losses related to equity method investments.

For the third quarter of 2023, other income / expense consisted of a $3 million gain from the sale of a North American corporate office property and an additional $2 million gain from the 2023 second quarter sale of the Singapore and Malaysian Foot Locker businesses to a license partner. The 2023 year-to-date period also included $1 million of the Company’s share of losses related to equity method investments.

(3)	In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release.

Sales by Banner

(unaudited)

Periods ended November 2, 2024 and October 28, 2023

(In millions)

	Third Quarter				Year-to-Date
	2024	2023	Constant Currencies	Comparable Sales	2024	2023	Constant Currencies	Comparable Sales
Foot Locker	$769	$796	(3.3)%	1.6%	$2,282	$2,244	1.8%	2.6%
Champs Sports	286	311	(8.0)	2.8	821	932	(11.8)	(5.1)
Kids Foot Locker	183	189	(3.2)	3.2	520	502	3.6	3.2
WSS	167	163	2.5	1.8	482	458	5.2	(3.4)
Other	—	1	n.m.	n.m.	1	1	—	n.m.
North America	1,405	1,460	(3.7)	2.1	4,106	4,137	(0.7)	0.3
Foot Locker	445	407	6.1	6.4	1,284	1,202	6.0	5.3
Sidestep	—	—	n.m.	n.m.	—	26	(100.0)	n.m.
EMEA	445	407	6.1	6.4	1,284	1,228	3.7	5.3
Foot Locker	77	81	(8.6)	(5.6)	236	281	(15.7)	(5.5)
atmos	31	38	(18.4)	(11.2)	102	128	(13.3)	(6.2)
Asia Pacific	108	119	(11.8)	(7.3)	338	409	(14.9)	(5.7)
Total	$1,958	$1,986	(2.2)%	2.4%	$5,728	$5,774	(0.7)%	1.0%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	November 2,	October 28,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$211	$187
Merchandise inventories	1,744	1,862
Assets held for sale	10	—
Other current assets	421	325
	2,386	2,374
Property and equipment, net	906	884
Operating lease right-of-use assets	2,102	2,182
Deferred taxes	135	91
Goodwill	761	763
Other intangible assets, net	365	407
Minority investments	115	630
Other assets	92	89
	$6,862	$7,420

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$501	$593
Accrued and other liabilities	428	369
Current portion of long-term debt and obligations under finance leases	5	6
Current portion of lease obligations	492	491
Liabilities held for sale	6	—
	1,432	1,459
Long-term debt and obligations under finance leases	440	443
Long-term lease obligations	1,898	1,994
Other liabilities	224	319
Total liabilities	3,994	4,215
Total shareholders' equity	2,868	3,205
	$6,862	$7,420

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Thirty-nine weeks ended
	November 2,	October 28,
($ in millions)	2024	2023
From operating activities:
Net (loss) income	$(37)	$59
Adjustments to reconcile net (loss) income to net cash from operating activities:
Non-cash impairment and other	47	20
Fair value adjustment to minority investment	35	—
Depreciation and amortization	153	148
Deferred income taxes	(35)	(5)
Share-based compensation expense	19	9
Gain on sales of businesses	—	(4)
Gain on sale of property	—	(3)
Change in assets and liabilities:
Merchandise inventories	(243)	(249)
Accounts payable	137	110
Accrued and other liabilities	29	(131)
Other, net	(7)	(52)
Net cash provided by (used in) operating activities	98	(98)
From investing activities:
Capital expenditures	(185)	(165)
Minority investments	(1)	(2)
Proceeds from minority investments	1	—
Proceeds from sales of businesses	—	16
Proceeds from sale of property	—	6
Net cash used in investing activities	(185)	(145)
From financing activities:
Payment of debt issuance costs	(4)	—
Dividends paid on common stock	—	(113)
Shares of common stock repurchased to satisfy tax withholding obligations	(5)	(10)
Payment of obligations under finance leases	(4)	(5)
Proceeds from exercise of stock options	5	5
Treasury stock reissued under employee stock plan	2	3
Net cash used in financing activities	(6)	(120)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	1	4
Net change in cash, cash equivalents, and restricted cash	(92)	(359)
Cash, cash equivalents, and restricted cash at beginning of year	334	582
Cash, cash equivalents, and restricted cash at end of period	$242	$223

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			November 2,	Relocations/
	2024	Opened	Closed	2024	Remodels
Foot Locker U.S.	723	1	33	691	123
Foot Locker Canada	85	—	1	84	22
Champs Sports	404	—	14	390	2
Kids Foot Locker	390	2	16	376	77
WSS	141	7	—	148	3
Footaction	1	—	—	1	—
North America	1,744	10	64	1,690	227
Foot Locker Europe (1)	637	8	25	620	55
EMEA	637	8	25	620	55
Foot Locker Pacific	98	1	2	97	13
Foot Locker Asia	13	—	—	13	—
atmos	31	—	1	30	2
Asia Pacific	142	1	3	140	15
Total	2,523	19	92	2,450	297

Selling and gross square footage are as follows:

	October 28, 2023		November 2, 2024
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,383	4,063	2,366	3,999
Foot Locker Canada	250	412	257	423
Champs Sports	1,778	2,792	1,491	2,345
Kids Foot Locker	760	1,271	767	1,282
WSS	1,332	1,600	1,531	1,844
Footaction	3	6	3	6
North America	6,506	10,144	6,415	9,899
Foot Locker Europe (1)	1,190	2,433	1,192	2,422
EMEA	1,190	2,433	1,192	2,422
Foot Locker Pacific	235	356	250	377
Foot Locker Asia	52	98	52	98
atmos	35	61	28	47
Asia Pacific	322	515	330	522
Total	8,018	13,092	7,937	12,843

(1) Includes 13 and 8 Kids Foot Locker stores, and the related square footage, operating in Europe for February 3, 2024 and November 2, 2024, respectively.